Exhibit 12. Computation of Ratios

Fixed-Rate Debt as a Percent of Total Debt(1)(2)
Dollars in millions	Years ended December 31, 2020	2019	2018
Total debt obligations	$37,440.4	$34,177.2	$31,075.3
Fair value adjustments	(35.8)	(12.1)	12.0
Deferred debt costs	156.2	140.4	129.0
Debt obligations before fair value adjustments and deferred debt costs	$37,560.8	$34,305.5	$31,216.3
Fixed-rate debt	$35,547.8	$31,466.8	$28,358.1
Fixed-rate debt as a percent of total debt	95%	92%	91%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.
(2)Includes the effect of interest rate swaps.

Foreign Currency-Denominated Debt as a Percent of Total Debt(1)
Dollars in millions	Years ended December 31, 2020	2019	2018
Total debt obligations	$37,440.4	$34,177.2	$31,075.3
Fair value adjustments	(35.8)	(12.1)	12.0
Deferred debt costs	156.2	140.4	129.0
Debt obligations before fair value adjustments and deferred debt costs	$37,560.8	$34,305.5	$31,216.3
Foreign currency-denominated debt	$13,676.3	$12,916.0	$11,790.6
Foreign currency-denominated debt as a percent of total debt	36%	38%	38%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.

Total Debt as a Percent of Total Capitalization(1)(2)
Dollars in millions	Years ended December 31, 2020	2019	2018
Total debt obligations	$37,440.4	$34,177.2	$31,075.3
Fair value adjustments	(35.8)	(12.1)	12.0
Deferred debt costs	156.2	140.4	129.0
Debt obligations before fair value adjustments and deferred debt costs	$37,560.8	$34,305.5	$31,216.3
Total capitalization	$29,735.9	$26,095.2	$24,957.9
Total debt as a percent of total capitalization	126%	131%	125%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.
(2)    Total capitalization represents debt obligations before fair value adjustments and deferred debt costs, and total shareholders' equity.

Cash Provided by Operations as a Percent of Total Debt(1)
Dollars in millions	Years ended December 31, 2020	2019	2018
Total debt obligations	$37,440.4	$34,177.2	$31,075.3
Fair value adjustments	(35.8)	(12.1)	12.0
Deferred debt costs	156.2	140.4	129.0
Debt obligations before fair value adjustments and deferred debt costs	$37,560.8	$34,305.5	$31,216.3
Cash provided by operations	$6,265.2	$8,122.1	$6,966.7
Cash provided by operations as a percent of total debt	17%	24%	22%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.

Free Cash Flow and Free Cash Flow Conversion Rate
Dollars in millions	Years ended December 31, 2020	2019	2018
Cash provided by operations	$6,265.2	$8,122.1	$6,966.7
Less: Capital expenditures	1,640.8	2,393.7	2,741.7
Free cash flow	$4,624.4	$5,728.4	$4,225.0
Divided by: Net income	4,730.5	6,025.4	5,924.3
Free cash flow conversion rate	97.8%	95.1%	71.3%

After-tax Return on Invested Capital (dollars in millions)
Numerator	Years ended December 31, 2020	2019	2018
Operating income	$7,324.0	$9,069.8	$8,822.6
Add: Nonoperating income (expense)	34.8	70.2	(25.3)
Earnings before interest and income tax	$7,358.8	$9,140.0	$8,797.3
Add: Impairment and other charges (gains), net	(267.5)	74.3	231.7
Add: Operating lease interest(1)	511.1	510.0	487.0
Less: Income taxes(2)	1,748.6	2,522.5	2,178.2
Net Operating income after tax	$5,853.8	$7,201.8	$7,337.8

Denominator	Years ended December 31, 2020	2019	2018
Add: Average Stockholders' equity(3)	$(8,763.4)	$(7,542.3)	$(5,905.2)
Add: Average Current and Long-term debt(3)	38,046.9	33,143.4	31,205.0
Add: Average Current and Long-term lease liability(3)	13,449.0	12,750.0	12,174.4	'(4)
Less: Cash and equivalents	(3,449.1)	(898.5)	(866.0)
Average invested capital	$39,283.4	$37,452.6	$36,608.2
Return on Invested Capital	14.9%	19.2%	20.0%
(1)The Operating lease interest is calculated using the Short-term and Long-term Lease liability amount multiplied by 3.8% and 4.0% for the years ended December 31, 2020 and 2019, respectively. The rate for December 31, 2018 is 4.0%, which assumes a consistent rate from December 31, 2019 as this is prior to the adoption of Accounting Standard Codification Topic 842, "Leases" ("Topic 842"). The rates represent the Company's weighted average discount rate used for leases that represents an estimate of the interest rate the Company would incur to borrow on a collateralized basis over the term of a lease within a particular currency environment.
(2)Calculated using the effective income tax rate for each year presented. The 2019 and 2018 amounts are calculated using the Non-GAAP tax rates previously disclosed on page 19 within the Consolidated Operating Results section of the Form 10-K.
(3)The amounts for each year presented are calculated as the simple average of each of the previous four quarters.
(4)This amount for 2018 does not include averages as this was prior to the adoption of Topic 842, and is calculated as 8x the total rent expense for 2018 of $1,521.8 million.

Reconciliation of Returns on Incremental Invested Capital
ROIIC is a measure that evaluates the overall profitability of our markets and the effectiveness of capital deployed over one-year and three-year time periods. This measure is calculated using operating income and constant foreign exchange rates to exclude the impact of foreign currency translation. The numerator is the Company’s incremental operating income plus depreciation and amortization from the base period.
The denominator is the weighted-average cash used for investing activities during the applicable one-or three-year period. The weighted-average cash used for investing activities is based on a weighting applied on a quarterly basis. These weightings are used to reflect the estimated contribution of each quarter’s investing activities to incremental operating income. For example, fourth quarter 2020 investing activities are weighted less because the assets purchased have only recently been deployed and would have generated little incremental operating income (12.5% of fourth quarter 2020 investing activities are included in the one-year and three-year calculations). In contrast, fourth quarter 2019 is heavily weighted because the assets purchased were deployed more than 12 months ago, and therefore have a full-year impact on 2020 operating income, with little or no impact to the base period (87.5% and 100.0% of fourth quarter 2019 investing activities are included in the one-year and three-year calculations, respectively). Cash used for investing activities can vary significantly by quarter, resulting in a weighted-average that may be higher or lower than the simple average of the periods presented. Management believes that weighting cash used for investing activities provides a more accurate reflection of the relationship between its investments and returns than a simple average.
The reconciliations to the most comparable measurements, in accordance with accounting principles generally accepted in the U.S., for the numerator and denominator of the one-year and three-year ROIIC are as follows:

One-year ROIIC calculation (dollars in millions):				Three-year ROIIC calculation (dollars in millions):
Years ended December 31,	2020	2019	Increase/ (decrease)	Years ended December 31,	2020	2017	Increase/ (decrease)
NUMERATOR:				NUMERATOR:
Operating income	$7,324.0	$9,069.8	$(1,745.8)	Operating income	$7,324.0	$9,552.7	$(2,228.7)
Depreciation and amortization	1,751.4	1,617.9	133.5	Depreciation and amortization	1,751.4	1,363.4	388.0
Currency translation(1)			(25.8)	Currency translation(1)			179.6
Change in operating income plus depreciation and amortization (at constant foreign exchange rates)			$(1,638.1)	Change in operating income plus depreciation and amortization (at constant foreign exchange rates)			$(1,661.1)
DENOMINATOR:				DENOMINATOR:
Weighted-average cash used for investing activities(2)			$2,357.9	Weighted-average cash used for investing activities(2)			$6,205.7
Currency translation(1)			18.2	Currency translation(1)			9.4
Weighted-average cash used for investing activities (at constant foreign exchange rates)			$2,376.1	Weighted-average cash used for investing activities (at constant foreign exchange rates)			$6,215.1
One-year ROIIC			(68.9)%	Three-year ROIIC			(26.7)%
(1)Represents the effect of foreign currency translation by translating results at an average exchange rate for the periods measured.
(2)Represents one-year and three-year, respectively, weighted-average cash used for investing activities, determined by applying the weightings below to the cash (provided by) used for investing activities for each quarter in the two-year and four-year periods ended December 31, 2020.

	Years ended December 31,			Years ended December 31,
	2020	2019		2020	2019	2018	2017
Cash (provided by) used for investing activities	$1,545.8	$3,071.1	Cash (provided by) used for investing activities	$1,545.8	$3,071.1	$2,455.1	$(562.0)
AS A PERCENT			AS A PERCENT
Quarters ended:			Quarters ended:
March 31	87.5%	12.5%	March 31	87.5%	100.0%	100.0%	12.5%
June 30	62.5	37.5	June 30	62.5	100.0	100.0	37.5
September 30	37.5	62.5	September 30	37.5	100.0	100.0	62.5
December 31	12.5	87.5	December 31	12.5	100.0	100.0	87.5